                                                                    Exhibit 10.9

                       SIXTH AMENDMENT TO LEASE AGREEMENT

      THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this "Sixth Amendment"), is made effective as of the 11 day of July, 2005 (the "Effective Date"), by ND PROPERTIES, INC., a Delaware corporation (as "Landlord"), and LODGIAN, INC., a Delaware corporation (as "Tenant").

                                   WITNESSETH:

      WHEREAS, CSB-Georgia Limited Partnership ("CSB"), predecessor to Landlord, and Impac Hotel Group, L.L.C., predecessor to Tenant, entered into that certain Lease Agreement, dated as of April 7, 1997 as amended by that certain First Amendment to Lease Agreement dated as of May 14, 1998, as amended by that certain Second Amendment to Lease Agreement dated as of June 7, 2000, as amended by that certain Third Amendment to Lease Agreement dated as of April 1, 2002, as amended by that certain Fourth Amendment to Lease Agreement dated as of April 28, 2003, as amended by that certain Fifth Amendment to Lease Agreement dated as of December 23, 2003 (as so amended, the "Lease"), for approximately 21,817 square feet of net rentable area known as Suite 700 in that certain building known as Two Live Oak (the "Building"), as such space is more particularly described in the Lease (the "Leased Premises"); and

      WHEREAS, Landlord and Tenant desire to further modify and amend the Lease, in the manner and for the purposes herein set forth.

      NOW, THEREFORE, for and in consideration of the mutual premises, and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, paid by the parties hereto to one another, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

      1. Defined Terms. All capitalized terms not defined in this Sixth Amendment shall have the same meaning as set forth in the Lease.

      2. Term. Section 1.02(a) of the Lease is hereby amended to provide that the Term is extended to, and shall expire on, March 31, 2011.

      3. Rent. Section 2.02 of the Lease is hereby amended as follows:

            (a) The total Net Rental and Additional Rental ("Gross Rental") for the Leased Premises shall be as follows during the period beginning as of May 1, 2005, and ending August 31, 2005:

    PERIOD           GROSS RENTAL RATE     ANNUAL GROSS RENTAL     MONTHLY GROSS RENTAL
    ------           -----------------     -------------------     --------------------
5/1/05 - 8/31/05          $18.50                $403,614.50             $33,634.54

            (b) Commencing on September 1, 2005, Net Rental for the Leased Premises shall be as follows:

    PERIOD           NET RENTAL RATE     ANNUAL NET RENTAL      MONTHLY NET RENTAL
    ------           ---------------     -----------------      ------------------
9/1/05 - 3/31/06          $ 0.00            $      0.00            $     0.00
4/1/06 - 8/31/06          $ 9.50            $207,261.50            $17,271.79
9/1/06 - 8/31/07          $ 9.74            $212,497.58            $17,708.13
9/1/07 - 8/31/08          $ 9.98            $217,733.66            $18,144.47
9/1/08 - 8/31/09          $10.23            $223,187.91            $18,598.99
9/1/09 - 8/31/10          $10.49            $228,860.33            $19,071.69
9/1/10 - 3/31/11          $10.75            $234,532.75            $19,544.40

      4. Additional Rental. Section 2.03 of the Lease is hereby amended to provide that notwithstanding anything in this Lease to the contrary, Tenant will be responsible for Tenant's Percentage Share of all taxes, assessments and governmental charges, costs of all insurance relating to the Building, utilities, snow removal, landscaping and charges assessed against or attributed to the Building pursuant to any applicable declaration of protective covenants ("Uncontrollable Operating Expenses"), without regard to the level of increase in any or all of the above in any year or other period of time. Tenant's obligation to pay all other Operating Expenses that are not Uncontrollable Operating Expenses (herein "Controllable Operating Expenses") shall be limited to a five percent (5%) per annum increase, on a cumulative basis, over the amount the Controllable Operating Expenses for the immediately preceding calendar year would have been had the Controllable Operating Expenses increased at the rate of five percent (5%), on a cumulative basis, in all previous calendar years, beginning with the actual Controllable Operating Expenses for the year ending December 31, 2005.

      5. Security Deposit. Section 2.05 of the Lease is hereby amended to provide as follows:

      (a) As security for the faithful performance by Tenant throughout the Term, and any extensions or renewals thereof, of all the terms and conditions of this Lease on the part of Tenant to be performed, Tenant shall deposit with Landlord a Security Deposit in the amount of $34,543.00. Such amount shall be returned to Tenant, without interest, within thirty (30) days after the day set for the expiration of the Term, or any extension or renewal thereof, provided Tenant has fully and faithfully observed and performed all of the terms, covenants, agreements, warranties and conditions hereof on its part to be observed and performed. Landlord shall have the right, at any time, to apply all or any part of said Security Deposit toward the cure of any default of Tenant, the repair of any damage to the Leased Premises or otherwise caused by Tenant, or the amount of any Rent owing under the Lease. No application of the Security Deposit shall be construed to limit Landlord's right to recover additional sums from Tenant for damages to the Leased Premises. If all or any part of said Security Deposit is so applied by Landlord, then Tenant shall immediately pay to Landlord an amount sufficient to return said Security Deposit to the balance on deposit with Landlord prior to said application.

            (b) In no event shall Tenant be entitled to apply the Security Deposit to any Rent due under the Lease. In the event of an act of bankruptcy by or insolvency of Tenant, or the appointment of a receiver for Tenant or a general assignment for the benefit of Tenant's creditors, then the Security Deposit shall be deemed immediately assigned to Landlord. The right to retain the Security Deposit shall be in addition and not alternative to Landlord's other remedies under the Lease or as may be provided by law and shall not be affected by summary proceedings or other proceedings to recover possession of the Leased Premises.

            (c) In the event of a sale or transfer of Landlord's interest in the Leased Premises or the Building or a lease by Landlord of the Building, Landlord shall have the right to transfer the within described security deposit to the purchaser or lessee, as the case may be, and Landlord shall be relieved of all liability to Tenant for the return of such Security Deposit. Tenant shall look solely to the new owner or lessee for the return of said Security Deposit. The Security Deposit shall not be mortgaged, assigned or encumbered by Tenant. In the event of a permitted assignment or subletting under the Lease by Tenant, the Security Deposit shall be held by Landlord as a deposit made by the permitted assignee or subtenant and the Landlord shall have no further liability with respect to the return of said Security Deposit to the original Tenant.

            (d) Landlord shall not be required to keep the Security Deposit separate from its general accounts.

      6. Renewal Option. Landlord hereby grants to Tenant a Renewal Option as set forth on Exhibit H attached to this Sixth Amendment.

      7. Right of First Offer. Landlord hereby grants to Tenant a Right of First Offer as set forth on Exhibit I attached to this Sixth Amendment.

      8. Tenant Improvement Allowance. As of September 1, 2005, Landlord shall provide Tenant with an Allowance equal to $10.00 per square foot of net rentable area in the Leased Premises ($218,170.00), and Tenant shall apply such allowance to the upgrade and improvement of the Leased Premises (including but not limited to cabling and wiring of the Leased Premises) pursuant to mutually agreeable plans and specifications. Tenant shall pay Landlord promptly, as additional rental under the Lease and within thirty (30) days of being invoiced therefore, the cost of any such improvements, less the amount of such Allowance; provided, however, if Tenant has not used the entire Allowance by September 1, 2006, Tenant may elect to use up to $3.00 per square foot of net rentable area in the Leased Premises ($65,451.00) of the Allowance to offset the Net Rental next coming due under the Lease. The provisions of Exhibit D to the Lease, as applicable, shall apply with respect to all improvements in the Leased Premises. Notwithstanding the foregoing, Tenant may perform all such work to the Leased Premises with a contractor approved by in advance by Landlord, provided that (i) any mechanical, electrical and plumbing ("MEP") work must be approved in advance and drawn by Landlord's MEP architect, and (ii) all MEP-related work must be performed by subcontractors approved in advance by Landlord. In addition, Tenant shall pay to Landlord construction management fee equal to five percent (5%) of the total cost of all work associated with such improvements to the Leased Premises. Such fee shall be paid to Landlord or Landlord's designated agent, and may be funded out of the Allowance, to the extent available.

      9. Parking. Section 3.04 of the Lease is amended to provide that Tenant shall be entitled to use up to seventy-six (76) Parking Permits at a monthly rate of $58.53 per Unassigned Parking Permit and $71.64 per Assigned Parking Permit, such rates to increase by 3% every January 1st during the Term. Tenant shall have the right to designate up to six (6) such Parking Permits as Assigned Parking Permits. In addition, Landlord shall permit Tenant the use of an additional four (4) Assigned Parking Permits on a month to month basis, to the extent available.

      10. Broker. Cousins Property Services, L.P. ("Landlord's Broker") has represented Landlord in this transaction. Ackerman & Co. ("Tenant's Broker") has represented Tenant in this transaction. Landlord will pay each of Landlord's Broker and Tenant's Broker a commission due by virtue of this Second Amendment, which leasing commissions shall be paid by Landlord in accordance with the terms of separate agreements. Tenant represents and warrants to Landlord that (except for Tenant's Broker) no broker, agent, commission salesperson, or other person has represented Tenant with respect to this Second Amendment and that (except for Tenant's Broker) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Tenant. Tenant agrees to indemnify and hold Landlord harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys' fees and court costs) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in the immediately preceding sentence or as a result of Tenant's failure to pay commissions, fees, or compensation due to any broker who represented Tenant, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than Tenant's Broker) claiming to have dealt with Tenant, whether or not such claim is meritorious. Landlord represents and warrants to Tenant that (except for Landlord's Broker) no broker, agent, commission salesperson, or other person has represented Landlord with respect to this Second Amendment and that (except for Landlord's Broker and Tenant's Broker) no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person as a result of any act or agreement of Landlord. Landlord agrees to indemnify and hold Tenant harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys' fees and court costs) suffered or incurred by Tenant as a result of a breach by Landlord of the representation and warranty contained in the immediately preceding sentence or as a result of Landlord's failure to pay commissions, fees, or compensation due to any broker who represented Landlord, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Lease made by any broker, agent or finder (other than Landlord's Broker or Tenant's broker) claiming to have dealt with Landlord, whether or not such claim is meritorious.

      11. Patriot Act. The following paragraph is added to the Lease, as Section
9.03 therein:

            "Patriot Act. Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities) (i) has not been designated as a "specifically designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website,
      <http://www.treas.gov/ofac/t11 sdn.pdf> or
      at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of this Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used and will not use funds from illegal activities for any payment made under the Lease."

      12. No Other Modifications. Except as expressly modified herein, the Lease shall remain in full force and effect and, as modified herein, is expressly ratified and confirmed by the parties hereto. In the event of a conflict between the terms of the Lease and the terms of this Sixth Amendment, the terms of this Sixth Amendment shall control.

      IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day, month and year first above written.

LANDLORD:

ND PROPERTIES, INC.,
a Delaware corporation

By:  s/ Harry St. Clair
     ------------------------------
     Harry St. Clair  (print or type name)
Its: Assistant Secretary

             (CORPORATE SEAL)

TENANT:

LODGIAN, INC.,
a Delaware corporation

By:  s/ Daniel E. Ellis
     ------------------------------
     Daniel E. Ellis (print or type name)
Its: Senior Vice President, General Counsel & Secretary

             (CORPORATE SEAL)

                                    EXHIBIT H

                                 RENEWAL OPTION

Tenant shall have the right to renew the Term of this Lease for one (1) additional period of five (5) years (the "Renewal Term"), by giving Landlord prior written notice no less than nine (9) months prior to the otherwise effective expiration of the Term, that Tenant intends to exercise either of such renewal rights, subject to the following conditions:

            (a) Tenant shall be in possession of the Leased Premises and there shall not be an event of default under any of the terms or provisions of this Lease at the time such notice is given or at the time of the commencement of the Renewal Term.

            (b) Tenant shall occupy the Leased Premises during the Renewal Term under the same terms and conditions as specified in this Lease, except Tenant shall be entitled to no additional tenant improvement allowance and the Net Rental for any Renewal Term shall be the then Market Rate.

            (c) As used herein, the term "Market Rate" shall be determined by Landlord as the amount of base annual rent per square foot then being charged in comparable first-class office buildings located in the Buckhead area of Atlanta, Georgia for space comparable to the Leased Premises and taking into consideration all other relevant factors establishing similarity or dissimilarity between the comparable lease and the leasing of the Leased Premises to Tenant for the Renewal Term, including without limitation, escalations (including type, base year and stop), concessions, length of Term, size and location of the Leased Premises, building standard work letter and/or tenant improvement allowances, amenities offered, location of building, the cost and provision of parking spaces, and other generally applicable concessions, allowances, terms and conditions of tenancy. In determining the Market Rate, the greatest weight shall be accorded to leases in the Building for comparable space entered into in the twelve (12) months preceding the date on which the Market Rate is determined.

            (d) Within thirty (30) days after Landlord receives the notice of Tenant's exercise of the renewal option, Landlord shall notify Tenant of the proposed Market Rate. In the event that Landlord and Tenant are not able to agree as to the Market Rate within sixty (60) days of good faith negotiation, Tenant's right of renewal as provided herein shall terminate.

            (e) In the event Tenant fails timely to notify Landlord in the manner herein specified, Tenant shall be conclusively deemed to have waived its right to enter into any Renewal Term.

            (f) This renewal right shall be subject to review and approval by Landlord, in its reasonable discretion, of Tenant's credit and financial condition at the time of such renewal.

                                    EXHIBIT I

                              RIGHT OF FIRST OFFER

Subject to the rights of existing tenants, Landlord hereby grants to Tenant a right of first offer to lease any space of less than 5,000 square feet of net rentable area located on the sixth (6th) floor of the Building, which right shall be exercised by Tenant or its parent, subsidiary, or affiliate, by written notice given to Landlord within ten (10) business days after Landlord provides written notice to Tenant that Landlord is negotiating to lease the ROFO Space to another occupant (Tenant's failure to provide such notice by the expiration of such ten (10) business day period being deemed Tenant's waiver of any right to lease the ROFO Space), subject to the following conditions:

            (a) Tenant, or its parent, subsidiary, or affiliate, shall be in possession of the Leased Premises and there shall not be an Event of Default by Tenant under any of the terms or provisions of this Lease at the time Landlord provides such notice to Tenant.

            (b) Tenant, or its parent, subsidiary, or affiliate, shall occupy the Leased Premises (including but not limited to the ROFO Space) during the Renewal Term under the same terms and conditions as specified in this Lease, except that:

                  (i) Landlord shall provide to Tenant an Allowance with respect to the ROFO Space equal to the product of (A) the Allowance per square foot of rentable area originally provided to Tenant under the Lease, multiplied by (B) a fraction, the numerator of which is the number of months remaining in the Term of the Lease at the time Tenant first occupies the ROFO Space, and the denominator of which is the number of months in the entire Term at the time Tenant first occupies the ROFO Space;

                  (ii) To the extent Landlord is then offering additional tenant concessions, Landlord shall provide to Tenant such concessions prorated as set forth in clause (i) above; and

                  (iii) In the event less than thirty-six (36) months remain in the Term at the time Tenant first occupies the ROFO Space, the Term of the Lease (as to both the original Leased Premises and the ROFO Space) automatically shall be extended to expire on the date that is thirty-six
      (36) months after the date Tenant first occupies the ROFO Space.

            (c) Tenant's right of first offer shall not be applicable during any Renewal Term.